UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 24, 2009

WASHINGTON TRUST BANCORP, INC.
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(Exact Name of Registrant as Specified in Charter)

Rhode Island	001-32991	05-0404671
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(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

23 Broad Street, Westerly, Rhode Island 02891
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(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (401) 348-1200

Former name or address, if changed from last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (b), (c) and (e):  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2009, The Washington Trust Company (the “Bank”), a subsidiary of Washington Trust Bancorp, Inc. (the “Corporation"), announced the appointment of Joseph J. MarcAurele as President and Chief Operating Officer of the Bank, effective on September 21, 2009.  In addition, Mr. MarcAurele will be appointed as a Director of the Corporation and the Bank effective on September 21, 2009.

Mr. MarcAurele, 58, joins Washington Trust from RBS Citizens, N.A., where he served as President of Citizens Bank of Rhode Island since 2007.  Mr. MarcAurele served as Chairman, President and Chief Executive Officer of Citizens Bank of Rhode Island and Connecticut from 2001 to 2007.

Mr. MarcAurele is replacing John F. Treanor as President and Chief Operating Officer of the Corporation and the Bank.  Mr. Treanor will be appointed Vice Chairman of the Bank, also effective on September 21, 2009 and, as previously reported, will retire in October.  He will retain the title of President and Chief Operating Officer of the Corporation through his retirement date, at which time Mr. MarcAurele will be appointed to those positions.  Mr. Treanor will continue to serve as Director of the Corporation and the Bank after his retirement date.

Under the terms of his employment offer letter, it is anticipated that, assuming that he has performed to the expectations of the Corporation’s Board of Directors, Mr. MarcAurele will be appointed President and Chief Executive Officer of the Bank and the Corporation upon John C. Warren’s retirement in April 2010.

Under the terms of his at-will employment arrangement, Mr. MarcAurele will receive an annual salary of $400,000 (payable on a bi-weekly basis) or such higher amount as may be determined from time to time by the Compensation Committee of the Corporation’s Board of Directors (the “Compensation Committee”).  Once he assumes the role of Chief Executive Officer, Mr. MarcAurele’s annual salary will increase to $450,000 or such higher amount as may be determined from time to time by the Compensation Committee.  Beginning in 2010, Mr. MarcAurele will be eligible for incentive compensation under the Annual Performance Plan, with a target bonus payment of 45% of salary.  Mr. MarcAurele will be eligible for equity grants in such number, at such times and on such other terms as may be approved by the Compensation Committee, in its sole discretion.  He will be eligible to participate in any and all employee benefit plans generally available to other newly hired officers of the Bank.  In addition, he will be eligible for an annual supplemental retirement contribution of 5% of salary earnings which will be credited under the Bank’s Nonqualified Deferred Compensation Plan.  He will also be eligible for perquisites generally provided to other executive officers.

The Corporation has agreed to enter into a Change in Control Agreement with Mr. MarcAurele that would provide him with three years of salary; bonus payment (based on the average bonus paid within the previous three years); and medical and dental benefit continuation in the event of termination of employment under certain circumstances in connection with a Change in Control (as defined in the Change in Control Agreement) of the Corporation or the Bank.  Notwithstanding the preceding sentence, if the aggregate payments and benefits to be made to Mr. MarcAurele (the “Severance Payments”) would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code (the “Code”) and therefore, result in excise tax under Section 4999, then the Severance Payments will be reduced to the extent necessary so that the Severance Payments do not exceed the total amount of payments permissible under Section 280G of the Code.

Mr. MarcAurele also will receive a one-time hiring bonus of $100,000 to be paid in January 2010.  Upon his first date of employment, he will be granted 7,000 Restricted Stock Units of the Corporation, which will become vested upon the 5-year anniversary of his first date of employment.  He will also be granted a Nonqualified Stock Option to acquire 21,000 shares of the Corporation’s common stock, which will become vested upon the 5-year anniversary of his first date of employment.  The Option will have an exercise price equal to the fair market value of the Corporation’s common stock on the date of grant.

Mr. MarcAurele will not receive any additional compensation for his service as Director of the Corporation or the Bank.

Item 8.01 Other Events

On July 24, 2009, the Corporation issued a press release announcing Mr. MarcAurele’s appointment as President and Chief Operating Officer of the Bank and as a Director of the Corporation and the Bank effective on September 21, 2009.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

The following exhibits are furnished as part of this report.

Exhibit Number	Description
Exhibit 10.1	Compensatory Agreement with Executive dated July 16, 2009
Exhibit 99.1	Press release dated July 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WASHINGTON TRUST BANCORP, INC.
Date: July 24, 2009	By:	/s/ David V. Devault
David V. Devault
Executive Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Compensatory Agreement with Executive dated July 16, 2009
Exhibit 99.1	Press release dated July 24, 2009